Exhibit 99.1

Duos Technologies Group Reports Improved Third Quarter 2024 Results

Revenue increased 112% to $3.24 million in the quarter of which almost 50% was related to recurring revenue services and consulting with increased gross margin and decreased operating expenses.

JACKSONVILLE, FL / Globe Newswire / November 19, 2024 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT), reported financial results for the third quarter (“Q3 2024”) ended September 30, 2024.

Third Quarter 2024 and Recent Operational Highlights

•	Delivered and installed Edge Data Center for Amtrak at the Secaucus location. Construction work continues at the site. Received more than $1.4 million in contract modifications at Amtrak including renewal of the subscription utilizing three portals for long-distance passenger trains. Initial discussions for future sites in progress.
•	Expanded investment in new subsidiary, “Duos Edge AI” with the addition of three new EDCs for a total of six units. Expecting continuous delivery to field in Q4 and Q1 and with initial customer indications of approximately $3.3 million in annual recurring revenue for 2025.
•	New subsidiary, “Duos Energy Corporation”, secured initial revenues during the quarter of approximately $500,000 for consulting services to a large private equity group related to the evaluation of power generation assets with additional services expected in Q4. Using our existing in-house expertise to support the massive demand for AI, Edge computing, and 5G rollout this new subsidiary is aligned with our strategy to be an important part of the growth in data centers.

•	Over 2.3 million comprehensive railcar scans were performed in the third quarter across 13 portals, with more than 379,000 unique railcars scanned. This metric encompasses all railcars scanned at locations across the U.S., Canada, and Mexico, representing approximately 24% of the total freight car population in North America.
•	As of the end of the third quarter, the Company now has $18.8 million of revenue in backlog including near-term extensions. In addition, the Company received a cash exercise of approximately $900,000 for all remaining warrants and the Company now has no warrants outstanding.

Third Quarter 2024 Financial Results

It should be noted that the following Financial Results represent the consolidation of the Company with its subsidiaries Duos Technologies, Inc., Duos Edge AI, Inc., and Duos Energy Corporation.

Total revenues for Q3 2024 increased 112% to $3.24 million compared to $1.53 million in the third quarter of 2023 (“Q3 2023”). Total revenue for Q3 2024 represents an aggregate of approximately $1,685,000 of technology systems revenue and approximately $1,550,000 in recurring services and consulting revenue. The increase in overall revenues is primarily attributed to a $1.4 million contract modification associated with our two high-speed Railcar Inspection Portals project, which was awarded and largely recognized as revenue during Q3 2024. There was an 88% increase in recurring services and consulting revenue for the same comparison period as a result of new AI and subscription customers that were not present in the same quarter last year as well as increases in service contract revenue due to higher service contract prices. The Company also generated $505,982 in services and consulting revenue from power consulting work, which was new to this quarter.

Cost of revenues for Q3 2024 increased 78% to $2.32 million compared to $1.30 million for Q3 2023. The increase in cost of revenues was driven by $473,069 in amortization expenses recorded in 2024 to offset site revenue related to a nonmonetary transaction for the new services and data agreement signed during the second quarter of 2024. The Company also generated $505,982 in services and consulting revenue from power consulting work, which was provided at cost, further increasing the cost of revenue for services and consulting, which was also not present in the corresponding period of 2023.

Gross margin for Q3 2024 increased 306% to $919,000 compared to $226,000 for Q3 2023. The increase in margin was primarily due to the awarded change order, associated with our two high-speed, transit-focused Railcar Inspection Portals, that was awarded and substantially recognized in Q3 2024. This was offset by $505,982 in services and consulting revenue from power consulting work, which was largely provided at cost, which had a onetime dilutive effect on gross margin. These same project revenues and subsequent margin impacts were absent during the third quarter of 2023.

Operating expenses for Q3 2024 decreased 11% to $2.84 million compared to $3.20 million for Q3 2023. The decrease in expenses is attributed to reductions in development and administrative costs due to the completion of certain activities and the impact of previously implemented cost reductions. Stable operating expenses are expected for the remainder of 2024 while we continue to focus on further efficiencies to support anticipated revenue growth. The decrease in operating expenses is slightly offset by additional investments in sales resources for expansion of the commercial team that was made in the latter half of 2023. The Company implemented a 5% reduction in staff in early Q3 2024. Beginning in late Q3 2024, the Company allocated personnel costs, typically recorded under operating expenses, to costs of revenue associated with power consulting efforts, allowing the Company to recover costs that it would not have otherwise.

Net operating loss for Q3 2024 totaled $1.92 million compared to net operating loss of $2.97 million for Q3 2023. Operating losses were lower than the comparative quarter of a year ago. The decrease in loss from operations was primarily the result of higher revenues recorded in the quarter related to the two high-speed RIPs for a passenger transit client accompanied by a planned reduction in expenses which resulted in an overall decrease in operating loss compared to the same quarter in 2023.

Net loss for Q3 2024 totaled $1.40 million compared to net loss of $2.95 million for Q3 2023. The 53% decrease in net loss was mostly attributed to the increase in revenues as described above as well remaining successful in driving down operating costs, a trend which is expected to continue.

Cash and cash equivalents at September 30, 2024 totaled $0.65 million compared to $2.44 million at December 31, 2023. In addition, the Company had over $2.21 million in receivables and contract assets for a total of approximately $2.86 million in cash and expected short-term liquidity.

Nine Month 2024 Financial Results

Total revenue decreased 2% to $5.82 million from $5.95 million in the same period last year. Total revenue for the first nine months of 2024 represents an aggregate of approximately $2.22 million of technology systems revenue and approximately $3.60 million in recurring services and consulting revenue. An increase in recurring revenues by 42% was offset by the decrease in technology systems revenue. The decrease in technology systems revenue is primarily attributed to delays outside of the Company’s control with deployment of our two high-speed Railcar Inspection Portals. The Company was able to contract a change order related to our two high-speed Railcar Inspection Portals project in the third quarter of 2024. This adjustment added more than $1.4 million to the contract’s total value, with a substantial portion recognized in Q3 of 2024. The increase in the services portion of our revenues stems from the addition of new AI and subscription customers that were not present in the same quarter. Last year as well as increases in service contract revenue due to higher service contract prices. We also generated $505,982 in services and consulting revenue from power consulting work, which was new to this quarter.

Cost of revenues increased 2% to $5.02 million from $4.94 million in the same period last year. The increase in cost of revenues was driven by $1,021,190 in amortization expenses recorded in 2024 to offset site revenue related to a nonmonetary transaction for the new services and data agreement signed during the second quarter of 2024. The Company also generated $505,982 in services and consulting revenue from power consulting work, which was provided at cost, further increasing the cost of revenue for services and consulting, which was also not present in the corresponding period of 2023.

Gross margin decreased 21% to $799,000 from $1,005,000 in the same period last year. The decrease in gross margin was a direct result of the timing of business activity related to the manufacturing of two high-speed, transit-focused Railcar Inspection Portals. The revenues from the aforementioned project and subsequent margin impacts were not present during the first and second quarters of 2024. The Company also generated $505,982 in services and consulting revenue from power consulting work, which was provided largely at cost, having a dilutive effect on the overall gross margin. These same project revenues and subsequent margin contributions were absent during the third quarter of 2023.

Operating expenses decreased 6% to $8.70 million from $9.27 million in the same period last year. The Company experienced a slight decrease in overall operating expenses due to reductions in development costs and a decrease in administrative costs, primarily from a reduction in workforce which began in Q3. However, this was partially offset by an increase in sales and marketing expenses, driven by the continued expansion of our commercial team for the new subsidiaries which began in the latter half of 2023 as we prepare to enter new markets. Beginning in late Q3 2024, the Company allocated personnel costs, typically recorded under operating expenses, to costs of revenue associated with power consulting efforts, allowing the Company to recover costs that it would not have otherwise offsetting the impact of certain low margin revenues.

Net operating loss totaled $7.90 million compared to net operating loss of $8.27 million in the same period last year. The decrease in loss from operations was primarily the result of planned decreases in operating expenses, which offset the impact of lower revenues recorded in the period as a consequence of delays in going to field for the two high-speed RIPs for a passenger transit client.

Net loss totaled $7.36 million compared to a net loss of $8.08 million in the same period last year. The decrease in net loss was mostly attributable to the slight decrease in revenues as previously noted above, partially offset by the increase in services and consulting revenue and decrease in operating expenses.

Financial Outlook

At the end of the third quarter, the Company’s contracts in backlog and near-term renewals and extensions are now more than $18.8 million in revenue, of which approximately at least $1.6 million is expected to be recognized during the remainder of 2024. The balance of contract backlog is comprised of multi-year service and software agreements as well as project revenues. It should be noted that $10.0 million of the revenue in backlog is for data access to support the new subscription business and is accounted for as a “non-monetary exchange” that resulted from an amendment to a Master Material and Service Purchase Agreement with a Class 1 railroad. Any new subscription business going forward will be offset by royalty payments by Duos.

The agreement gives Duos the rights to use and resell all data acquired by seven portals owned by the Class I railroad. The initial decrease in cash receivables is expected to be offset from revenues for data subscriptions to owners and lessors of railcar assets for the provision of mechanical and safety data and longer-term provide an expected growing, high-margin, revenue stream from subscribers.

Duos anticipates an improvement in operating results to be reflected over the next 12 months as a result of the new initiatives described in this release and the Company will provide further updates as they become available.

Management Commentary

"The Company has made significant progress this year particularly in the establishment of new businesses and related market opportunities," said Chuck Ferry, Duos CEO. “I will be discussing more on these expansions in our upcoming earnings call but while the improved results this quarter are encouraging. I am particularly pleased with the progress of our Duos Edge AI subsidiary which continues to make inroads to that market. I expect that Duos will be delivering much higher growth, particularly in 2025 and beyond.”

Conference Call

The Company’s management will host a conference call tomorrow, November 20, 2024, at 4:00 p.m. Eastern time (1:00 p.m. Pacific time) to discuss these results, followed by a question-and-answer period.

Date: Wednesday, November 20, 2024

Time: 4:00 p.m. Eastern time (1:00 p.m. Pacific time)

U.S. dial-in: 877-407-3088

International dial-in: 201-389-0927

Confirmation: 13749773

Please call the conference telephone number 5-10 minutes prior to the start time of the conference call. An operator will register your name and organization.

If you have any difficulty connecting with the conference call, please contact DUOT@duostech.com.

The conference call will be broadcast live via telephone and available for online replay via the investor section of the Company's website here.

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, through its wholly owned subsidiaries, Duos Technologies, Inc., Duos Edge AI, Inc., and Duos Energy Corporation, designs, develops, deploys and operates intelligent technology solutions for Machine Vision and Artificial Intelligence (“AI”) applications including real-time analysis of fast-moving vehicles, Edge Data Centers and power consulting. For more information, visit www.duostech.com, www.duosedge.ai and www.duosenergycorp.com.

Forward- Looking Statements

This news release includes forward-looking statements regarding the Company's financial results and estimates and business prospects that involve substantial risks and uncertainties that could cause actual results to differ materially. Forward-looking statements relate to future events and typically address the Company's expected future business and financial performance. The forward-looking statements in this news release relate to, among other things, information regarding anticipated timing for the installation, development and delivery dates of our systems; anticipated entry into additional contracts; anticipated effects of macro-economic factors (including effects relating to supply chain disruptions and inflation); timing with respect to revenue recognition; trends in the rate at which our costs increase relative to increases in our revenue; anticipated reductions in costs due to changes in the Company's organizational structure; potential increases in revenue, including increases in recurring revenue; potential changes in gross margin (including the timing thereof); statements regarding our backlog and potential revenues deriving therefrom; and statements about future profitability and potential growth of the Company. Words such as "believe," "expect," "anticipate," "should," "plan," "aim," "will," "may," "should," "could," "intend," "estimate," "project," "forecast," "target," "potential" and other words and terms of similar meaning, typically identify such forward-looking statements. Forward-looking statements involve risks and uncertainties and there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, the Company's ability to continue as a going concern, the Company's ability to generate sufficient cash to continue and expand operations, the competitive environment generally and in the Company's specific market areas, changes in technology, the availability of and the terms of financing, changes in costs and availability of goods and services, economic conditions in general and in the Company's specific market areas, changes in federal, state and/or local government laws and regulations potentially affecting the use of the Company's technology, changes in operating strategy or development plans and the ability to attract and retain qualified personnel. The Company cautions that the foregoing list of risks, uncertainties and factors is not exclusive. Additional information concerning these and other risk factors is contained in the Company's most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other filings filed by the Company with the U.S. Securities and Exchange Commission (the "SEC"), which are available at the SEC's website, http://www.sec.gov. The Company believes its plans, intentions and expectations reflected in or suggested by these forward-looking statements are based on reasonable assumptions. No assurance, however, can be given that the Company will achieve or realize these plans, intentions or expectations. Indeed, it is likely that some of the Company's assumptions may prove to be incorrect. The Company's actual results and financial position may vary from those projected or implied in the forward-looking statements and the variances may be material. Each forward-looking statement speaks only as of the date of the particular statement. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any forward-looking statement is based, except as required by law. All subsequent written and oral forward-looking statements concerning the Company or other matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Contacts

Corporate

Fei Kwong, Director, Corporate Communications

Duos Technologies Group, Inc. (Nasdaq: DUOT)
904-652-1625
fk@duostech.com

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,	For the Three Months Ended September 30,	For the Nine Months Ended September 30,	For the Nine Months Ended September 30,
	2024	2023	2024	2023

REVENUES:
Technology systems	$1,686,456	$705,849	$2,221,310	$3,404,107
Services and consulting	1,552,454	825,074	3,598,776	2,541,163

Total Revenues	3,238,910	1,530,923	5,820,086	5,945,270

COST OF REVENUES:
Technology systems	947,563	883,836	2,311,912	3,723,151
Services and consulting	1,372,248	420,499	2,709,007	1,217,022

Total Cost of Revenues	2,319,811	1,304,335	5,020,919	4,940,173

GROSS MARGIN	919,099	226,588	799,167	1,005,097

OPERATING EXPENSES:
Sales and marketing	471,411	353,386	1,737,353	962,040
Research and development	396,610	450,006	1,168,752	1,392,692
General and administration	1,971,358	2,394,173	5,790,804	6,916,390

Total Operating Expenses	2,839,379	3,197,565	8,696,909	9,271,122

LOSS FROM OPERATIONS	(1,920,280)	(2,970,977)	(7,897,742)	(8,266,025)

OTHER INCOME (EXPENSES):
Interest expense	(116,396)	(1,406)	(117,991)	(5,816)
Change in fair value of warrant liabilities	245,980	—	245,980	—
Gain on extinguishment of warrant liabilities	379,626	—	379,626	—
Other income, net	9,407	24,647	31,984	191,022

Total Other Income (Expenses), net	518,617	23,241	539,599	185,206

NET LOSS	$(1,401,663)	$(2,947,736)	$(7,358,143)	$(8,080,819)

Basic and Diluted Net Loss Per Share	$(0.18)	$(0.41)	$(0.98)	$(1.12)

Weighted Average Shares-Basic and Diluted	7,724,170	7,240,632	7,494,772	7,189,256

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$613,594	$2,441,842
Restricted cash	32,519	—
Accounts receivable, net	1,601,152	1,462,463
Contract assets	609,008	641,947
Inventory	1,028,387	1,526,165
Prepaid expenses and other current assets	310,869	184,478
Note Receivable, net	159,375	—

Total Current Assets	4,354,904	6,256,895

Property and equipment, net	2,318,233	726,507
Operating lease right of use asset	4,117,471	4,373,155
Security deposit	500,000	550,000

OTHER ASSETS:
Intangible Asset, net	10,140,238	—
Note Receivable, net	—	153,750
Patents and trademarks, net	128,793	129,140
Software development costs, net	465,228	652,838
Total Other Assets	10,734,259	935,728

Total Assets	$22,024,867	$12,842,285

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,727,190	$595,634
Notes payable - financing agreements	128,404	41,976
Accrued expenses	323,593	164,113
Operating lease obligations-current portion	793,658	779,087
Contract liabilities, current	2,982,213	1,666,243

Total Current Liabilities	5,955,058	3,247,053

Contract liabilities, less current portion	7,947,755	—
Notes payable	1,647,995	—
Operating lease obligations, less current portion	3,961,590	4,228,718

Total Liabilities	19,512,398	7,475,771

Commitments and Contingencies (Note 5)

STOCKHOLDERS' EQUITY:
Preferred stock: $0.001 par value, 10,000,000 shares authorized, 9,441,000 shares available to be designated
Series A redeemable convertible preferred stock, $10 stated value per share, 500,000 shares designated; 0 and 0 issued and outstanding at September 30, 2024 and December 31, 2023, respectively, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 0 and 0 issued and outstanding at September 30, 2024 and December 31, 2023, respectively, convertible into common stock at $7 per share	—	—
Series C convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 and 0 issued and outstanding at September 30, 2024 and December 31, 2023, respectively, convertible into common stock at $5.50 per share	—	—
Series D convertible preferred stock, $1,000 stated value per share, 4,000 shares designated; 1,399 and 1,299 issued and outstanding at September 30, 2024 and December 31, 2023, respectively, convertible into common stock at $3.00 per share	1	1
Series E convertible preferred stock, $1,000 stated value per share, 30,000 shares designated; 13,625 and 11,500 issued and outstanding at September 30, 2024 and December 31, 2023, respectively, convertible into common stock at $2.61 and $3.00 per share, respectively	14	12
Series F convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 and 0 issued and outstanding at September 30, 2024 and December 31, 2023, respectively, convertible into common stock at $6.20 per share	—	—
Common stock: $0.001 par value; 500,000,000 shares authorized, 8,051,189 and 7,306,663 shares issued, 8,049,865 and 7,305,339 shares outstanding at September 30, 2024 and December 31, 2023, respectively	8,049	7,306
Additional paid-in-capital	73,623,552	69,120,199
Accumulated deficit	(70,961,695)	(63,603,552)
Sub-total	2,669,921	5,523,966
Less: Treasury stock (1,324 shares of common stock at September 30, 2024 and December 31, 2023)	(157,452)	(157,452)
Total Stockholders' Equity	2,512,469	5,366,514

Total Liabilities and Stockholders' Equity	$22,024,867	$12,842,285

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended
	September 30,
	2024	2023

Cash from operating activities:
Net loss	$(7,358,143)	$(8,080,819)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,472,965	393,057
Stock based compensation	281,405	499,590
Stock issued for services	122,500	105,565
Amortization of debt discount related to warrant liabilities	73,601	—
Fair value of warrant liabilities	(245,980)	—
Gain on settlement of warrant liabilities	(379,626)	—
Amortization of operating lease right of use asset	255,684	235,217
Changes in assets and liabilities:
Accounts receivable	(138,689)	3,159,389
Note receivable	(5,625)	(151,875)
Contract assets	32,939	(921,009)
Inventory	197,777	(97,552)
Security deposit	50,000	50,000
Prepaid expenses and other current assets	300,271	543,793
Accounts payable	1,131,552	(1,670,625)
Accrued expenses	159,482	(178,081)
Operating lease obligation	(252,557)	(154,653)
Contract liabilities	(1,897,703)	630,931

Net cash used in operating activities	(6,200,147)	(5,637,072)

Cash flows from investing activities:
Purchase of patents/trademarks	(8,105)	(58,208)
Purchase of software development	—	(640,609)
Purchase of fixed assets	(1,547,439)	(199,618)

Net cash used in investing activities	(1,555,544)	(898,435)

Cash flows from financing activities:
Repayments on financing agreements	(340,232)	(395,221)
Repayment of finance lease	—	(22,851)
Proceeds from notes payable	2,200,000	—
Proceeds from warrant exercises	899,521	—
Proceeds from common stock issued	197,011	—
Stock issuance cost	(78,688)	(17,645)
Proceeds from shares issued under Employee Stock Purchase Plan	87,348	117,048
Proceeds from preferred stock issued	2,995,002	9,000,000

Net cash provided by financing activities	5,959,962	8,681,331

Net increase (decrease) in cash	(1,795,729)	2,145,824
Cash, beginning of period	2,441,842	1,121,092
Cash, end of period	$646,113	$3,266,916

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported on the accompanying balance sheet to the amount presented in the above statement of cash flows:

Cash and cash equivalents	$613,594	$3,266,916
Restricted cash	32,519	—
Cash, end of period	$646,113	$3,266,916

Supplemental Disclosure of Cash Flow Information:
Interest paid	$1,596	$5,816
Taxes paid	$5,432	$—

Supplemental Non-Cash Investing and Financing Activities:
Debt discount for warrant liability	$625,606	$—
Notes issued for financing of insurance premiums	$426,661	$458,452
Transfer of inventory to fixed assets	$300,000	$—
Intangible asset acquired with contract liability	$11,161,428	$—